Exhibit 11

                              THERMO FIBERGEN INC.

                          Computation of Loss per Share


                                           1996           1995          1994
                                   ------------   ------------   -----------
   Computation of Primary
     Loss per Share:

   Net Loss (a)                    $  (367,000)   $   601,000    $  (128,000)
                                   -----------    -----------    -----------

   Shares:
     Weighted average shares
       outstanding                  11,321,236     10,000,000     10,000,000

     Add: Shares issuable from
          assumed exercise of
          options (as determined
          by the application
          of the treasury stock
          method)                       36,451         72,902         72,902
                                   -----------    -----------    -----------

     Weighted average shares
       outstanding, as adjusted
       (b)                          11,357,687     10,072,902     10,072,902
                                   -----------    -----------    -----------

   Primary Loss per Share
     (a) / (b)                     $      (.03)   $     (.06)    $      (.01)
                                   ===========    ===========    ===========